Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact: Michael Baehr VP of Communications Wireless Facilities, Inc. 858.228.2799 Direct michael.baehr@wfinet.com	Investor Contact: Rochelle Bold Senior VP of Corporate Development & Investor Relations Wireless Facilities, Inc. 858.228.2649 Direct rochelle.bold@wfinet.com

WIRELESS FACILITIES REPORTS SECOND QUARTER RESULTS

San Diego, CA, August 4, 2005 — Wireless Facilities, Inc. (WFI) (NASDAQ: WFII) today reported results for the second quarter of fiscal 2005.  Revenues for the second quarter of fiscal 2005 were $110.8 million compared to $102.7 million in the second quarter of fiscal 2004.  Net income for the second quarter of 2005 was $4.3 million or $.06 per share (diluted) compared to net income from continuing operations of $4.2 million or $.06 per share (diluted) in the second quarter of fiscal 2004.  Net income including discontinued operations in the second quarter of fiscal 2004 was $1.7 million or $.02 per share (diluted).  Included in net income for the second quarter of 2005 is a previously announced charge of $1.0 million related to unanticipated professional fees.

Increased revenues in the second quarter of 2005 were primarily driven by growth in WFI’s government division as a result of increased demand for engineering services from the Department of Defense, new work on logistics and RFID related projects, and continued momentum in the Company’s homeland security initiative.  Increased demand in the enterprise division for video surveillance systems also contributed to year over year second quarter growth.

“In the second quarter, the Company succeeded in meeting our profit objectives and in continuing to build our backlog.  We also continued to generate positive cash flow and to bring our days sales outstanding on our accounts receivable down to the lowest level in over a year.  A key area of success for us in the quarter was in our project execution, which together with tight control over our operating expenses allowed margins to be at the upper end of the range that we were expecting,” said Eric M. DeMarco, President and CEO of WFI.

“Our many important contract wins in the second quarter included:

•  Multiple contracts worth approximately $9 million with a U.S. regional wireless carrier for new site deployments and technology upgrades in the western region;

•  Numerous contracts with a major U.S. national wireless carrier for EV-DO network upgrades;

•  A $25 million contract extension for additional new site deployments from our largest customer in Mexico;

•  Multiple contracts worth approximately $8 million with one of Latin America’s largest wireless carriers for new site deployments in Argentina, a new market for WFI; and

•  A blanket purchase agreement to supply passive RFID technology to the Department of Defense.”

“As we look to the balance of 2005, we expect earnings per share of approximately $.08 in the third quarter and we remain comfortable with the current analyst consensus number for the full year of $.29.  We continue to remain optimistic that there are opportunities in each of our vertical markets to grow our business and that these opportunities will translate to continued sequential revenue growth throughout the balance of the year.

In our carrier division, these include continued diversification into Latin America, 3G technology upgrades by the major U.S. carriers, network integration activities related to the AT&T/Cingular merger, spectrum clearing and frequency realignment activities related to the reallocation of licenses in the 800 megahertz frequencies, continued progress on new site deployment contracts already in backlog, and continued diversification into the market for engineering services related to new technologies such as Internet Protocol (IP) and WiMAX.  In the enterprise market, we believe the rapidly growing municipal wireless market should provide us with new revenue opportunities, and in the government market, technology upgrades as a result of increased homeland security and military transformation efforts combined with continued momentum in our logistics and RFID business should continue to fuel demand for our services.”

WFI will hold a conference call to discuss second quarter results today at 1:30 p.m. Pacific Time. The call will be webcast over the Internet and can be accessed through WFI’s website at www.wfinet.com. A replay of the call will be available from 3:30 p.m. Pacific Time on August 4 through 9:30 p.m. Pacific Time on August 11 by dialing (888) 203-1112 Code #7341324.

About WFI

Headquartered in San Diego, CA, Wireless Facilities, Inc. is an independent provider of systems engineering, network services and technical outsourcing for the world’s largest wireless carriers, enterprise customers and for government agencies. The Company provides the design, deployment, integration, and the overall management of wired and wireless networks which deliver voice and data communication, and which support advanced security systems. WFI has performed work in over 100 countries since its founding in 1994. News and information are available at www.wfinet.com. (code: WFI-mb)

Notice Regarding Forward-Looking Statements

This news release contains certain forward-looking statements including, without limitation, expressed or implied statements concerning the Company’s expectations regarding future financial performance, its anticipations with respect to cost estimates under existing contracts and anticipated market developments that involve risks and uncertainties. Such statements are only predictions, and the Company’s actual results may differ materially. Factors that may cause the Company’s results to differ materially include, but are not limited to: risks associated with the successful integration of the Government Network Services Division and the companies within the Enterprises Network Services Division; the Company’s inability to win federal government contracts or achieve the synergies or benefits expected from acquisitions; changes in the budgets of U.S. government customers upon which the Government Network Services Division is dependent; changes in the scope or timing of the Company’s wireless networks projects which could effect revenue and profitability; slowdowns in telecommunications infrastructure spending in the United States and globally, which could delay network deployment and reduce demand for the Company’s services; the Company’s ability to diversify into additional Latin American and European markets; the timing, rescheduling or cancellation of significant customer contracts and agreements; risks related to weaknesses in the Company’s internal controls identified by the Company’s independent auditors; changes in the Company’s effective income tax rate; and risks associated with pending securities litigation. A complete description of the Company’s risk factors are more fully discussed in the Company’s Annual Report on Form 10-K filed on March 31, 2005 and in other filings made with the Securities and Exchange Commission.

Wireless Facilities, Inc.

Consolidated Statements of Operations

(Unaudited)

(in millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Revenues	$110.8	$102.7	$212.0	$199.8

Cost of revenues	85.1	78.8	163.5	154.2
Gross profit	25.7	23.9	48.5	45.6

Selling, general and administrative expenses	17.8	13.4	33.9	26.8
Depreciation and amortization	1.1	1.2	2.2	2.4
Operating income	6.8	9.3	12.4	16.4
Other income (expense), net	0.1	(3.4)	0.1	(3.0)
Income from continuing operations before income taxes	6.9	5.9	12.5	13.4
Provision for income taxes	2.6	1.7	4.7	3.2
Income from continuing operations	4.3	4.2	7.8	10.2
Loss from discontinued operations, net of taxes	—	(2.5)	—	(2.7)
Net income	$4.3	$1.7	$7.8	$7.5

Basic earnings (loss) per common share:
Income from continuing operations	$0.06	$0.06	$0.11	$0.15
Loss from discontinued operations, net of taxes	—	(0.04)	—	(0.04)
Net income	$0.06	$0.02	$0.11	$0.11

Diluted earnings (loss) per common share:
Income from continuing operations	$0.06	$0.06	$0.10	$0.13
Loss from discontinued operations, net of taxes	—	(0.04)	—	(0.03)
Net income	$0.06	$0.02	$0.10	$0.10

Weighted average common shares outstanding
Basic	71.3	68.3	71.2	66.2
Diluted	74.8	75.5	75.4	76.2

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